UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2025

enGene Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

British Columbia	001-41854	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4868 Rue Levy, Suite 220
Saint-Laurent, Quebec, Canada	H4R 2P1
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 514 332-4888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	ENGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one Common Share, at an exercise price of $11.50 per Share	ENGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On November 12, 2025, enGene Holdings Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, Leerink Partners LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale by the Company, in an underwritten public offering (the “Offering”) of 12,558,823 common shares of the Company, no par value per share (“Common Shares”), at a public offering price of $8.50 per Common Share, and pre-funded warrants to purchase 2,735,295 Common Shares (the “Pre-Funded Warrants”) at an offering price of $8.4999 per Pre-Funded Warrant, in each case before underwriting discounts and commissions. The aggregate gross proceeds to the Company from the Offering, before deducting the underwriting discounts and commissions and offering expenses payable by the Company, are approximately $130 million. All securities sold in the Offering were offered by the Company. The Offering closed on November 14, 2025. In addition, the Company also granted to the Underwriters a 30-day option to purchase up to 2,294,117 additional Common Shares at the public offering price, less underwriting discounts and commissions (the “Option”).

The Offering was made pursuant to the Company’s registration statement on Form S-3 (File No. 333-283201), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 13, 2024 and declared effective on November 21, 2024, as supplemented by a prospectus supplement filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

Each Pre-Funded Warrant has an initial exercise price per share of $0.0001, subject to certain adjustments. The Pre-Funded Warrants may be exercised at any time until exercised in full. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a Pre-Funded Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 9.99% of the Company’s outstanding Common Shares immediately after exercise, which percentage may be changed at the holder’s election to a lower or higher percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) upon 61 days’ notice to the Company, subject to the terms of the Pre-Funded Warrants.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The foregoing descriptions of the terms of the Underwriting Agreement and Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to the Underwriting Agreement and form of Pre-Funded Warrant, which are filed as Exhibit 1.1 and Exhibit 4.1 hereto, respectively, and incorporated herein by reference. Copies of the opinion of Blake, Cassels & Graydon LLP, with respect to matters of Canadian law, and Morgan, Lewis & Bockius LLP, with respect to matters of U.S. law, are filed hereto as Exhibits 5.1 and 5.2, respectively.

Item 7.01	Regulation FD Disclosure.

On November 12, 2025, the Company issued a press release entitled “enGene Announces Pricing of $130 Million Public Offering of Common Shares and Pre-Funded Warrants.” The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 12, 2025, by and among enGene Holdings Inc., Jefferies LLC, Leerink Partners LLC and Wells Fargo Securities, LLC

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Blake, Cassels & Graydon LLP

5.2	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2)

99.1	Press Release of enGene Holdings Inc. dated November 12, 2025.

104	Cover Page Interactive Data File (Formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENGENE HOLDINGS INC.

Date: November 14, 2025	By:	/s/ Ronald H.W. Cooper
	Name:	Ronald H.W. Cooper
	Title:	Chief Executive Officer and President